Exhibit 10.1

SHORT-TERM PROMISSORY NOTE CONVERSION AGREEMENT

THIS AGREEMENT, made and effective this 29th day of April, 2024, by and between PetVivo Holdings, Inc., a Nevada corporation (“PETVIVO”), and the following named Short-Term Promissory Note holder of PETVIVO: A. L. Sarroff Fund LLC, a limited liability company having a primary address of 43 Meadow Woods Road, Great Neck, NY 11020 (the “NOTEHOLDER”).

WITNESSETH, WHEREAS, NOTEHOLDER and PETVIVO are parties to a certain Short-Term Promissory Note, dated as of April 10, 2024, pursuant to which PETVIVO borrowed from NOTEHOLDER the principal amount of $300,000.00 (the “NOTE”); and

FURTHER, WHEREAS PETVIVO, as of the effective date stated above, is indebted to NOTEHOLDER in the total amount of $301,558.00 (the “Outstanding Note Balance”), consisting of the outstanding NOTE principal balance of $300,000.00 and accrued and unpaid interest thereon of $1,558.00; and

FURTHER, WHEREAS NOTEHOLDER has agreed to convert the Outstanding Note Balance into Units of PETVIVO common stock at a conversion price of $0.70 per Unit; and

FURTHER, WHEREAS NOTEHOLDER and PETVIVO have agreed that each Unit shall be one (1) restricted share of Company Common Stock, having a par value of $0.001 per share (“Share”) and one (1) common stock purchase warrant (“Purchase Warrant”), granting the holder of one (1) Purchase Warrant thereof the right to purchase one (1) Share at any time from the issue date of the Warrant through and including the third (3rd) anniversary of such date, for a strike price of one dollar and fifty cents ($1.50) per Purchase Warrant (the “Warrants”)

NOW THEREFORE, for valuable consideration and upon the mutual promises and covenants, PETVIVO and NOTEHOLDER hereto agree as follows:

1.	NOTEHOLDER hereby agrees to convert the above-stated Outstanding Note Balance into 430,798 Units of PETVIVO common stock (“Conversion Units”) at the conversion price of $0.70 per Unit. The issued common stock shares, including the shares of common stock issued pursuant to the Purchase Warrants, will be restricted shares of common stock, but will be free of all restrictions on transfer or sale, including restrictions on transfer under applicable state and federal securities laws, upon the satisfaction of the holding period pursuant to Rule 144 under the Securities Act.

2.	In consideration for full satisfaction of the NOTE and Outstanding Note Balance owed to NOTEHOLDER by PETVIVO, PETVIVO shall deliver a certificate or book enter in the name of the NOTEHOLDER that issues 430,798 shares of PETVIVO common stock to NOTEHOLDER and a Form of Warrant for all issued Purchase Warrants, after which all such issued shares and Purchase Warrants shall be legally and validly issued and fully paid and non-assessable. Also, upon completion of issuance of the Conversion Units, all debt and obligations owed by PETVIVO to the NOTEHOLDER pursuant to the NOTE shall be satisfied in full.

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EXECUTED by the parties hereto as of the date first above written.

PETVIVO: PetVivo Holdings, Inc.

By:	/s/John Lai
Name:	John Lai
Title:	Chief Executive Officer

NOTEHOLDER: ALAN SARROFF

By:	/s/ Alan Sarroff
Name:	Alan Sarroff
on behalf of A.L. Sarroff Fund, LLC